EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of this 30th day of May, 1996, by and between Micro Component Technology, Inc., a Delaware Corporation ("Employer"), and Dennis Nelson ("Employee").

         In consideration of the mutual terms and conditions contained herein, the parties agree as follows:

         1. Employment. Commencing on June 24, 1996, Employee shall serve as Executive Vice President of Sales and Marketing of Employer, and shall assume and perform all of the duties and responsibilities incidental to such position, or which are assigned to him from time to time by Employer's Chief Executive Officer or Board of Directors. Employee shall use his best efforts in the performance of his duties, and shall perform them promptly, diligently and professionally at all times. Employee shall spend substantially his full time in the performance of his duties, except in the event of absence permitted by Employer. Employee shall work such hours as are reasonably assigned to him by Employer from time to time. Employee shall report to Employer's Chief Executive Officer.

         Employee shall maintain in good standing any professional designations, credentials or licenses which he now has, or shall hereafter obtain, and shall provide Employer with documentary evidence that such are in good standing upon the reasonable request of Employer.

         Employee agrees to execute the attached standard MCT Employee Agreement, in which Employee agrees to keep certain information confidential, and in which Employee assigns to Employer all inventions developed by him during the term of this Agreement.

         Employee represents to Employer that he is not under any obligation to any former employer, person or entity that would in any way prevent, limit or impair the performance by him of his duties under this Agreement.

         2. Compensation. Commencing on the date specified in Section 1, Employee shall receive a gross annual salary of $145,000, payable biweekly, less withholding for federal and state taxes. In addition, Employee shall be eligible for an annual bonus of up to $55,000 upon meeting mutually agreed upon sales objectives.

         3. Benefits. Employee shall receive substantially the same benefits and perquisites as are being provided at the time to Employer's other management employees. In addition, Employee shall be granted an option to purchase 90,000 shares of Employer's Common Stock pursuant to the attached Stock Option Agreement.

         4. Duration. This Agreement shall be effective as of the date specified in Section 1 and shall continue until terminated in the event of any of the following:

         (a) At any time upon 60 days' prior written notice from either party to the other;

         (b)      Immediately upon the death of Employee;

         (c) Immediately upon the occurrence of a physical or mental disability which renders Employee unable to perform the essential functions of his position after reasonable accommodation;

         (d)      At any time upon mutual written agreement of the parties;

         (e) Immediately upon notice by Employer upon the occurrence of any one of the following events:

                  i. Dishonesty, fraud or breach of trust by Employee in connection with the affairs of Employer;

                  ii. The conviction of Employee of any crime punishable as a felony or gross misdemeanor;

                  iii. Breach of any material term or condition contained herein by Employee which is not cured promptly after written notice to Employee.

         5. Non-Competition. Employee agrees that during the term this Agreement is in effect, and for a period of one year thereafter, Employee shall not compete with Employer in the design, manufacture, sale or servicing of automatic handling equipment for integrated circuit devices manufactured by the semiconductor industry, whether as owner, partner, shareholder, director, officer, employee, or consultant, anywhere in the world.

         The parties recognize that money damages would not be an adequate remedy to Employer for breach of the foregoing covenant and agree that in the event of breach of such covenant, Employer is entitled to seek additional judicial relief, including, but not limited to, restraining orders, injunctions, and an accounting. The provisions of this Section shall survive the termination of the remainder of this Agreement.

         6. Change in Control. In the event of a change in control of Employer which occurs as the result of a merger, a sale of all of substantially all of Employer's assets, or the acquisition of a majority of Employer's outstanding stock by a single party or a group acting in concert (a "Change in Control"). Employee may terminate this Agreement (except for the provisions of Section 5) if such change in control results in the termination of his position as Executive Vice President of Sales and Marketing or a substantial diminution in the nature or status of his responsibilities. In the event of such termination by Employee, Employer shall continue to pay Employee his then-current base salary and insurance benefits for 12 months thereafter.

         The amount payable pursuant to Section 6 shall also be payable if this Agreement is terminated by the Employer pursuant to Sections 4(a) and 4(d) after the commencement of negotiations which result in a Change in Control.

         7. No Assignment. This Agreement may not be assigned by Employee without the prior written consent of Employer. Subject to the foregoing, this Agreement is binding upon the heirs, representatives, successors, and permitted assigns of the parties.

         8. Legality. The parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal or state law or regulation. In the event a court of competent jurisdiction finds any provision contained herein to be illegal or unenforceable, such court may modify such provision to make it valid and enforceable. Such modification shall not affect the remainder of this Agreement which shall continue at all times to be valid and enforceable.

         9. Arbitration. Except for disputes arising under Section 5 or under the Employee Agreement, all disputes arising under this Agreement shall be submitted to final and binding arbitration in Minneapolis, Minnesota, in accordance with Minnesota Statutes, Section 572.08, et seq, as amended. Employee and Employer shall select an arbitrator who is an attorney with at least 15 years of employment law experience. In the event Employee and Employer cannot agree upon the selection of such an arbitrator, either party may apply to the Hennepin County District Court for appointment of such an arbitrator. The decision of the arbitrator shall be final and binding. All fees and expenses of the arbitrator shall be shared equally by Employee and Employer. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or applicable laws, but shall not have jurisdiction or authority to award punitive damages or to alter in any way the provisions of this Agreement.

         10. Interpretation. This Agreement constitutes the entire agreement between the parties on the subject matter hereof and supersedes any prior oral or written agreements between the parties, except for the Employee Agreement and the Stock Option Agreement described herein. This Agreement can be modified only by a writing signed by both parties. This Agreement shall be interpreted in accordance with the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the parties have caused the execution of this Agreement the day and year first above written.


                                    MICRO COMPONENT TECHNOLOGY, INC.

                                    By  /s/  David Sugishita
                                        --------------------------------------
                                        Its  Chief Financial Officer


                                        /s/ Dennis Nelson
                                        --------------------------------------
                                        Dennis Nelson